Exhibit 99.1

February 22, 2008

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams/Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile
Gary.Adams@ecbbancorp.com

FOR IMMEDIATE RELEASE

ECB Bancorp, Inc. Reports 2007 Financial Results

ENGELHARD, N.C.-ECB Bancorp, Inc. (NASDAQ:ECBE) (“ECB” or the “Company”) today announced its results for the three and twelve months ended December 31, 2007.

2007 Fourth Quarter Financial Highlights

For the three months ended December 31, 2007, net income was $1,268,000 or $0.43 per diluted share which compares to net income for the three months ended December 31, 2006 of $1,374,000 or $0.47 per diluted share.

For the twelve months ended December 31, 2007, net income was $4,812,000 or $1.65 per diluted share which compares to net income for the twelve months ended December 31, 2006 of $5,582,000 or $2.05 per diluted share.

Other Financial Highlights include:

•	Consolidated assets increased 3.2% to $643,889,000 at December 31, 2007 from $624,070,000 at December 31, 2006.

•	Loans increased 8.7% to $454,198,000 at December 31, 2007 from $417,943,000 at December 31, 2006.

•	Deposits increased 2.8% to $526,361,000 at December 31, 2007 from $512,249,000 at December 31, 2006.

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Net interest income decreased 0.7% to $20,548,000 for the twelve months ended December 31, 2007 from $20,697,000 a year ago. For the 2007 fourth quarter, net interest income increased 2.8% to $5,309,000 compared to $5,163,000 for the fourth quarter of 2006.

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Non-interest income for the twelve months ended December 31, 2007 was $6,186,000 compared to $6,183,000 a year ago. For the 2007 fourth quarter, non-interest income decreased 14.6% to $1,338,000 compared to $1,566,000 in the fourth quarter of 2006. The decrease is principally the result of net loss on the sale of securities of $164 thousand recorded during the fourth quarter of 2007 as the Bank repositioned a portion of its investment portfolio.

•	Declared quarterly dividend of $0.175 per share, or $0.70 per share on an annualized basis, representing a 2.9% increase over our 2006 annualized dividend.

The Company successfully sold an additional 862,500 shares of common equity in late March 2006 for $26.5 million to support ECB’s various strategic initiatives for expansion and growth over the next several years. The full impact of the sale of those shares on the Company’s earnings per share (basic and diluted) and ROAE results are realized in the 2007 fourth quarter and twelve months financial results. In June 2007, because of the equity capital raised in late March 2006, we determined we no longer needed the $10 million of trust preferred securities the Company issued in 2002 (at a rate of 345 basis points over the 90 day LIBOR) and therefore repaid them.

Arthur H. Keeney III, President and CEO stated: “We are pleased with the fact that ECB came through the year in a strong financial condition. While net charge-offs ticked up a bit (to 0.126% of average loans), our asset quality by any statistical measurement continues to remain above average relative to our peer group. For example, non-performing loans represent only 0.10% of total loans at December 31, 2007. Capital levels also remain above average. We particularly focused the organization on the quality of earnings in 2007 and will continue to do so in 2008.

“Throughout the year, market rates for short term retail deposits remained high due to certain liquidity concerns in the credit markets, especially among larger banks. Although, these larger banks are principally dependent on wholesale funding, during the year they moved aggressively into the retail deposit market, keeping retail rates from declining in line with loan rates. While this hit community banks particularly hard, there appears to be some recent relief as the Fed has continued to address market liquidity concerns through its lowering of rates. ECB’s net interest income grew by 2.8% in the fourth quarter of 2007 relative to a decrease of 0.7% for the twelve months ended on December 31, 2007. Deposit rates appear to be easing more in line with Fed rate cuts.

“Our plans in 2008 call for one additional branch compared to the three we opened in 2007. Already under construction, we anticipate opening our newest branch in Leland, North Carolina (Brunswick County) sometime in the third quarter. Meanwhile, our three newest branches in Greenville (Pitt County), Winterville, (Pitt County) and Ocean Isle Beach (Brunswick County) which opened in 2007 have gotten off to a reasonably good start. As previously reported, loan volume is coming along, albeit more slowly than we had forecast. We will not “stretch” for loan volume as we know that is when mistakes are made. We also believe that ECB’s increased level of expenses associated with these new branches will begin to be offset in the near future as revenue grows and as deposit costs moderate.

“In addition to a modest late year economic restructuring in our bond portfolio for yield and duration enhancement purposes, we continue into 2008 with the stock repurchase plan (up to 5% or 146,000 shares of the Company’s outstanding common stock) authorized by our Board of Directors last fall. We continue to feel the stock repurchase authorization is one tool among several that will allow us to manage our capital in the best interest of our stockholders.

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“We remain cautiously optimistic for 2008 although we know operating in this cautionary economy will continue to be challenging. We are well capitalized and we operate in many dynamic markets in coastal North Carolina. It is our opinion that we remain well positioned (both statistically and geographically) for future successes.”

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 23 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras. ECB also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, weather and similar conditions, particularly the effect of hurricanes on the Company’s banking and operations facilities and on the Company’s customers and the communities in which it does business, changes in general economic conditions and the real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral). Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this paragraph. The Company has no obligations, and does not intend, to update these forward-looking statements.

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See Financial Statements Attached

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2007 and 2006

(Dollars in thousands, except per share data)

	December 31, 2007	December 31, 2006*
	(unaudited)
Assets
Non-interest bearing deposits and cash	$16,303	$15,591
Interest bearing deposits	925	891
Overnight investments	4,775	23,575

Total cash and cash equivalents	22,003	40,057

Investment securities
Available-for-sale, at market value (cost of $126,616 and $128,005 at December 31, 2007 and 2006, respectively)	125,888	125,860

Loans	454,198	417,943
Allowance for loan losses	(4,083)	(4,725)

Loans, net	450,115	413,218

Real estate and repossessions acquired in settlement of loans, net	66	240
Federal Home Loan Bank common stock, at cost	2,382	1,229
Bank premises and equipment, net	24,450	23,042
Accrued interest receivable	4,456	4,619
Bank owned life insurance	8,030	7,741
Other assets	6,499	8,064

Total	643,889	624,070

Liabilities and Shareholders’ Equity
Deposits
Demand, noninterest bearing	$95,596	$96,890
Demand, interest bearing	103,347	94,569
Savings	18,492	19,809
Time	308,926	300,981

Total deposits	526,361	512,249

Accrued interest payable	2,525	2,363
Short-term borrowings	43,174	31,105
Long-term obligations	—	10,310
Other liabilities	4,988	5,250

Total liabilities	577,048	561,277

Shareholders’ equity
Common stock, par value $3.50 per share, authorized 10,000,000 shares; issued and outstanding 2,920,769 at December 31, 2007 and 2,902,242 at December 31, 2006	10,184	10,119
Capital surplus	27,026	26,680
Retained earnings	30,099	27,333
Accumulated other comprehensive loss	(468)	(1,339)
Total shareholders’ equity	66,841	62,793

Total	$643,889	$624,070

*	Derived from audited consolidated financial statements.

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Income Statements

For three and twelve months ended December 31, 2007 and 2006

(Dollars in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006 *
Interest income:
Interest and fees on loans	$8,585	$8,354	$33,688	$31,277
Interest on investment securities:
Interest exempt from federal income taxes	318	293	1,225	1,088
Taxable interest income	1,084	1,093	4,384	3,598
Dividend income	49	26	137	126
Other Interest	50	227	549	497

Total interest income	$10,086	$9,993	$39,983	$36,586

Interest expense:
Deposits:
Demand accounts	416	353	1,779	1,254
Savings	23	26	94	109
Time	3,882	3,610	15,256	12,007
Short-term borrowings	456	388	2,306	765
Long-term obligations	—	453	—	1,754

Total interest expense	4,777	4,830	19,435	15,889

Net interest income	5,309	5,163	20,548	20,697
Provision for loan losses	—	(99)	(99)	351

Net interest income after provision for loan losses	5,309	5,262	20,647	20,346

Noninterest income:
Service charges on deposit accounts	758	758	3,028	3,027
Other service charges and fees	334	256	1,508	1,364
Mortgage origination brokerage fees	287	309	1,091	1,013
Net loss on sale of securities	(164)	—	(161)	—
Income from bank owned life insurance	72	78	289	305
Income from investment in SBIC’s	72	140	72	375
Recapture of reserve for unfunded loans	—	—	240	—
Other operating income	(21)	25	119	99

Total noninterest income	1,338	1,566	6,186	6,183

Noninterest expenses:
Salaries	2,164	1,990	8,431	7,509
Retirement and other employee benefits	401	740	2,503	2,753
Occupancy	443	403	1,788	1,621
Equipment	427	435	1,885	1,727
Professional fees	146	199	673	356
Supplies	118	105	432	341
Telephone	148	136	563	506
Other operating expenses	1,010	1,030	4,069	3,724

Total noninterest expenses	4,857	5,038	20,344	18,537

Income before income taxes	1,790	1,790	6,489	7,992
Income taxes	522	416	1,677	2,410

Net Income	$1,268	$1,374	$4,812	$5,582

Net income per share – basic	$0.44	$0.48	$1.65	$2.07

Net income per share – diluted	$0.43	$0.47	$1.65	$2.05

Weighted average shares outstanding - basic	2,913,043	2,886,459	2,908,371	2,700,663

Weighted average shares outstanding - diluted	2,919,625	2,910,743	2,914,352	2,724,717

*	Derived from audited consolidated financial statements.

ECB Bancorp, Inc.

Supplemental Quarterly Financial Data (unaudited)

(Dollars in thousands, except per share data)

	12/31/2007	09/30/2007	06/30/2007	03/31/2007	12/31/2006
Income Statement Data:
Interest income	$10,086	$10,210	$9,871	$9,816	$9,993
Interest expense	4,777	4,890	4,905	4,863	4,830

Net interest income	5,309	5,320	4,966	4,953	5,163
Provision for loan losses	—	—	(489)	390	(99)
Net after provision expense	5,309	5,320	5,455	4,563	5,262
Noninterest income	1,338	1,582	1,585	1,681	1,566
Noninterest expense	4,857	5,285	5,241	4,961	5,038
Income before income taxes	1,790	1,617	1,799	1,283	1,790
Income taxes	522	282	542	331	416

Net Income	$1,268	$1,335	$1,257	$952	$1,374

Per Share Data and Shares Outstanding:
Net income - basic	$0.44	$0.46	$0.43	$0.33	$0.48
Net income - diluted	0.43	0.46	0.43	0.33	0.47
Cash dividends	0.175	0.175	0.175	0.175	0.170
Book value at period end	22.88	22.36	21.71	21.84	21.64
Dividend payout ratio	39.77%	38.04%	40.70%	53.03%	35.42%
Weighted-average number of common shares outstanding:
Basic	2,913,043	2,913,279	2,912,889	2,894,067	2,886,459
Diluted	2,919,625	2,919,190	2,922,143	2,911,899	2,910,743
Shares outstanding at period end	2,920,769	2,921,992	2,921,992	2,921,992	2,902,242

Balance Sheet Data:
Total assets	$643,889	$629,679	$629,573	$616,042	$624,070
Loans - gross	454,198	440,340	436,610	418,308	417,943
Allowance for loan losses	4,083	4,351	4,475	5,103	4,725
Investment securities	125,888	124,581	125,413	129,424	125,860
Interest earning assets	588,168	568,097	570,164	559,697	569,498
Premises and equipment, net	24,450	24,693	24,594	24,249	23,042
Total deposits	526,361	527,368	518,285	502,980	512,249
Short-term borrowings	43,174	29,128	40,825	41,588	31,105
Long-term obligations	—	—	—	—	10,310
Shareholders’ equity	66,841	65,339	63,436	63,821	62,793

Selected Performance Ratios (annualized):
Return on average assets	0.80%	0.85%	0.82%	0.62%	0.89%
Return on average shareholders’ equity	7.67%	8.30%	7.89%	6.00%	8.83%
Net interest margin	3.78%	3.83%	3.69%	3.71%	3.77%
Efficiency ratio	70.48%	74.06%	77.23%	74.85%	72.81%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.10%	0.06%	0.30%	0.04%	0.04%
Allowance for loan losses to period-end loans	0.90%	0.99%	1.02%	1.22%	1.13%
Allowance for loan losses to nonperforming loans	877%	1,738%	341%	3,074%	2,568%
Net charge-offs to average loans (annualized)	0.24%	0.11%	0.13%	0.01%	0.03%

Capital Ratios:
Equity-to-assets ratio	10.38%	10.38%	10.08%	10.36%	10.06%
Leverage Capital Ratio	10.66%	10.61%	10.68%	10.52%	12.05%
Tier 1 Capital Ratio	12.94%	12.87%	12.80%	13.03%	15.08%
Total Capital Ratio	13.72%	13.71%	13.67%	14.05%	16.04%